Exhibit 15.2

Mine Safety and Health Administration Safety Data

In the United States, ArcelorMittal has coal mining operations in Virginia and West Virginia and iron mining operations in Minnesota. With respect to both its U.S. and non-U.S. operations, the Company places strong emphasis on protecting the health and safety of each of its employees. Safety is one of the Company’s core values, and it has received a number of awards for its safety performance. As part of this effort, the Company has also implemented an intensive safety training program, which focuses on hazard identification, risk assessment, hazard mitigation and employee feedback for continuous improvement. These programs encourage all ArcelorMittal employees to champion the safety process.

ArcelorMittal’s U.S. mining operations are governed by both the U.S. Mine Safety and Health Administration (“MSHA”) and state regulatory agencies. The Federal Mine Safety and Health Act of 1977, as amended (the “FMSH Act”), and state regulatory agencies, among others, impose stringent safety and health standards on all aspects of mining operations, which are enforced through regular inspections. Although the Company endeavors to conduct its mining and other operations in compliance with all applicable U.S. federal, state and local laws and regulations, violations do occur from time to time.

Under the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), each operator of a coal or other mine is required to include certain mine safety information within its periodic reports filed with the SEC. As required by Section1503 of the Dodd-Frank Act, the Company presents the following items regarding certain mining safety and health matters for each of its U.S. mine locations that is covered by the Dodd-Frank Act:

(A)	The total number of violations of mandatory health or safety standards that could significantly and substantially contribute to the cause and effect of a coal or other mine safety or health hazard under section 104 of the FMSH Act (30 U.S.C. 814) for which the operator received a citation from MSHA;

(B)	The total number of orders issued under section 104(b) of the FMSH Act (30 U.S.C. 814(b));

(C)	The total number of citations and orders for unwarrantable failure of the mine operator to comply with mandatory health or safety standards under section 104(d) of the FMSH Act (30 U.S.C. 814(d));

(D)	The total number of flagrant violations under section 110(b)(2) of the FMSH Act (30 U.S.C. 820(b)(2));

(E)	The total number of imminent danger orders issued under section 107(a) of the FMSH Act (30 U.S.C. 817(a));

(F)	The total dollar value of proposed assessments from MSHA under the FMSH Act (30 U.S.C. 801 et seq.); and

(G)	The total number of mining-related fatalities.

In 2010, the Company’s operations did not receive any flagrant violations under section 110(b)(2) of the FMSH Act or any written notice from MSHA of a pattern of violations under section 104(e) of the FMSH Act (nor the potential to have such a pattern). The Company’s U.S. mining operations experienced no mining-related fatalities during the reporting period.

The following table presents a summary of the above items for the twelve months ended December 31, 2010.

Dodd-Frank Wall Street Reform and Consumer Protection Act

Section 1503 - Mine Safety Requirements

Periods Covered: Twelve months ended December 31, 2010

		Twelve months ended December 31, 2010
		(A)	(B)	(C)	(D)	(E)	(F)	(G)	Please indicate if the mine site has received written notice from MSHA of:		(I)
Mine Name & Location*	Operation	Section 104	Section 104(b)	Section 104(d)	Section 110(b)(2)	Section 107(a)	Proposed Assessments	Fatalities	A pattern of violations of mandatory health or safety standards - (H1)	The potential to have such a pattern of violations - (H2)	Pending Legal Action
Minorca Mine; Virginia Minnesota	Iron Ore	35	0	0	0	0	$87,199	0	No	None at this time	None
Point Surface Mine; Horsepen, Virginia	Coal	9	0	0	0	0	$6,620	0	No	None at this time	None
Cactus Ridge Mine; Skygusty, West Virginia	Coal	13	8	0	0	1	$107,288	0	No	None at this time	None
Eckman Mine; Eckman, West Virginia	Coal	22	1	0	0	0	$22,347	0	No	None at this time	None
Red Hawk Mine; Cucumber, West Virginia	Coal	7	2	0	0	0	$9,802	0	No	None at this time	None
Highwall No. 2; Horsepen, Virginia	Coal	2	0	0	0	0	$1,651	0	No	None at this time	None
Mine 35; Elbert, West Virginia	Coal	18	0	0	0	0	$30,676	0	No	None at this time	None
Mine 37; Elbert, West Virginia	Coal	17	1	0	0	0	$30,824	0	No	None at this time	None
Mine 39; Elbert, West Virginia	Coal	28	10	0	0	2	$66,721	0	No	None at this time	None
Mine 40; Eckman, West Virginia	Coal	22	0	0	0	0	$10,209	0	No	None at this time	None

Reporting Requirement Description

(A)	The total number of violations of mandatory health or safety standards that could significantly and substantially contribute to the cause and effect of a mine safety or health hazard under section 104 of the Mine Safety and Health Act of 1977 (30 U.S.C. 814) for which the operator received a citation from the Mine Safety and Health Administration

(B)	The total number of orders issued under section 104(b) of such Act (30 U.S.C. 814(b))

(C)	The total number of citations and orders for unwarrantable failure of the mine operator to comply with mandatory health or safety standards under section 104(d) of such Act (30 U.S.C. 814(d))

(D)	The total number of flagrant violations under section 110(b)(2) of such Act (30 U.S.C. 820(b)(2))

(E)	The total number of imminent danger orders issued under section 107(a) of such Act (30 U.S.C. 817(a))

(F)	The total dollar value of proposed assessments from the Mine Safety and Health Administration under such Act (30 U.S.C. 801 et seq.)

(G)	The total number of mining-related fatalities

(H)	Operations that receive written notice from the Mine Safety and Health Administration of — (1) a pattern of violations of mandatory health or safety standards that are of such nature as could have significantly and substantially contributed to the cause and effect of coal or other mine health and safety hazards under section 104(e) of such Act (30 U.S.C. 814 (e)); or (2) the potential to have such a pattern.

(I)	Any pending legal action before the Federal Mine Safety and Health Review Commission.

Note: There is no materiality threshold for the required safety information presented above.

*	Subsidiaries of ArcelorMittal own a 62.3% interest in Hibbing Taconite Company, located in Minnesota, and a 21% interest in the Empire Iron Mining Partnership, located in Michigan. The iron mines and pelletizing plants held by these entities are operated by affiliates of Cliffs Natural Resources Inc., which provides the required disclosure under Section 1503 in respect of these sites. See “Item 5—Other Information” in the Form 10-Q filed by Cliffs Natural Resources Inc. on October 29, 2010 for more information.